Exhibit 10.2

PERSONAL AND CONFIDENTIAL

December 30, 2024

Mr. Steven Sugarman

508 Ocampo Drive

Pacific Palisades, CA 90272

Dear Steven:

The Board of Directors of Patriot National Bancorp, Inc. (NASDAQ: PNBK, the “Company”) is pleased to invite you to serve as President of the Company.

As we have discussed, the Company is currently pursuing a strategic restructuring that includes a process to recapitalize the Company and its wholly owned subsidiary, Patriot National Bank NA (the “Bank”) and/or consider potential proposals to acquire the Company or merge the Company with another company. The strategic restructuring is also focused on strengthening the Company’s strategic plan, enhancing the management team, and ensuring the Company is in compliance with all regulatory requirements and internal company policies.

Based on your relevant experience and our discussions, the Board believes that you are well suited to successfully lead the Company’s strategic restructuring. This includes our efforts to raise capital, enhance the strategic plan, ensure regulatory compliance, attract and retain key employees, and ensure that the Company’s platform has the appropriate policies, procedures, and internal controls. Your role will seek to help oversee the Company’s efforts to address capital, operational, and strategic deficiencies – including those that have been identified by our regulators.

The position of President is considered exempt in accordance with the Federal Labor Standards Act and is not entitled to overtime. You will perform the duties and have the responsibilities customarily performed and held by an employee in your position (“Executive”) or as may be assigned to you by the Company or its Board of Directors, and the Company will enter into an Indemnification Agreement with you as further consideration of your employment and appointment as a Director of the Company.

You will report to the Board of Directors of the Company, and you will work out of the Stamford office, or such other location as may be identified.

Your initial annual base salary, paid on a bi-weekly basis in accordance with the Company’s payroll practices, is $120,000 until the successful completion of a capital raise that brings the Company and its banking subsidiary into compliance with all regulatory capital requirements to be “well capitalized.”

Upon the closing of a successful capital raise (the “Offering”), the Board will consider you for a discretionary bonus based on your contribution to the successful Offering and will consider entering into a long-term employment agreement with you that is consistent with the compensation peers at financial institutions with comparable strategic objectives.

All compensation, in addition to your base salary, is subject to withholdings and payroll taxes that are legally required or authorized by you.

For purposes of federal immigration law, you will be required to provide the Company the documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your employment start date, or the employment relationship with you may be terminated.

Please have your appropriate documentation with you on your start date for the completion of your new-hire forms, including proof that you are presently eligible to work in the United States for Form I-9 purposes.

Your compensation package includes your eligibility to participate in the Company’s employee benefits plans currently in place and available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

Your employment with the Company is “at will” and as such either you or the Company may terminate your employment at any time and for any reason, with or without cause. By accepting this offer of employment, you agree to accept and adhere to the confidentiality provisions contained in your executed Non-Disclosure Agreement with the Company and other policies of the Company.

The terms contained in this offer letter, and all your rights and obligations hereunder, are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this offer to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

Your role is not exclusive. The Company understands that you will continue to hold Executive, Board, and Advisory roles at other organizations including The Change Company CDFI LLC and its affiliates. You have provided the Company with a list of affiliated entities which you advise, own, or serve as an officer or director. Notwithstanding any other policies of the Company, the Company and its Board consent to your ongoing roles at these entities and similar roles at other companies in the future.

This offer letter and the attached Indemnification Agreement constitute the complete agreement between you and the Company as it relates to your employment, contains all the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

We look forward to having you join the Company. We are confident that this opportunity will be both challenging and rewarding and look forward to your contributions.

Very truly yours,

/s/ Michael Carrazza

Michael Carrazza

Chairman

/s/ Steven Sugarman	12/30/24
Read and Accepted – Steven Sugarman	Date